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                                                                   EXHIBIT 23.4

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Vastar Resources, Inc. (the "Company") for the registration of $300,000,000 of its debt securities and to the incorporation by reference therein of our report dated October 9, 1998 with respect to the statement of combined revenues and direct operating expenses for certain oil and gas assets acquired from certain subsidiaries of Mobil Oil Corporation included in the Company's Current Report on Form 8-K, dated October 31, 1998, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Fort Worth, Texas
November 9, 1998